Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of July 31, 2007 by and between FIRST BUSEY CORPORATION, a Nevada corporation (“First Busey”), and Lee O’Neill (the “Executive”), and shall be effective immediately upon the consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger By and Between First Busey and Main Street Trust, Inc. (“Main Street”) dated September 20, 2006 (the “Merger Agreement”), whereby Main Street shall merge with and into First Busey, with First Busey being the surviving corporation.

RECITALS

[A.]         The Executive currently serves as Chairman of the Board and Chief Executive Officer of Busey Bank (“Busey Bank”), a wholly-owned subsidiary of First Busey.

[B.]         Busey Bank desires to employ the Executive following the Merger as President and Chief Executive Officer of Busey Bank and the Executive desires to be employed in such position.

[C.]         Busey Bank and the Executive have made commitments to each other on a variety of important issues concerning Executive’s employment, including the performance that will be expected of Executive, the compensation the Executive will be paid, how long and under what circumstances Executive will remain employed and the financial details relating to any decision that either Busey Bank or the Executive might ever make to terminate this Agreement.

[D.]         First Busey and the Executive desire to enter into this Agreement as of the Effective Time (as defined in the Merger Agreement).

[E.]          First Busey recognizes that circumstances may arise in which a change of control of First Busey through acquisition or otherwise may occur (other than with respect to the Merger) thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive which uncertainty may result in the loss of valuable services of the Executive and First Busey and the Executive wish to provide reasonable security to the Executive against changes in the employment relationship in the event of any such change of control.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

AGREEMENTS

Section 1.              Term with Automatic Renewal Provision.  The term of this Agreement (the “Term”) and Executive’s employment hereunder will be for a period of one (1) year commencing as of the Effective Time.  This Agreement and the term of Executive’s employment hereunder will automatically renew for one (1) additional year at the end of the then existing term, unless either party provides written notice to the other party not less then ninety (90) days prior to the end of the then existing Term, or any extension thereof, that such party does not intend to extend the Term.

Section 2.              Employment.

(a)           Positions.  Subject to the terms of this Agreement, Busey Bank shall employ Executive, and Executive agrees to serve, as President and Chief Executive Officer of Busey Bank or in such other capacities with First Busey or its subsidiaries as the Board of Directors of First Busey deems appropriate in its sole discretion, under the terms and conditions set forth herein as of the Effective Date.

(b)           Duties.  Executive’s duties, authority and responsibilities in such position include all duties, authority and responsibilities customarily held by such officer of comparable companies, subject always to the charter and bylaw provisions and the policies of First Busey and Busey Bank, and the directions of the President and Chief Executive Officer of First Busey.

(c)           Care and Loyalty.  Executive will devote Executive’s best efforts and full business time, energy, skills and attention to the business and affairs of Busey Bank and its subsidiaries, and will faithfully and loyally discharge Executive’s duties to Busey Bank and its subsidiaries.

(d)           Transfers.  The Board may, in its sole discretion, cause Executive’s employment to be transferred from Busey Bank to First Busey or another wholly owned subsidiary of First Busey, in which case all references in this Agreement to “First Busey” will be deemed to refer to such subsidiary.

Section 3.              Compensation.  First Busey will compensate Executive for Executive’s services as follows during the term of this Agreement and Executive’s employment hereunder:

(a)           Base Compensation.  Executive’s annual base salary will be two hundred and twenty thousand dollars ($220,000) (“Base Salary”).  The Board will review Executive’s Base Salary in October 2007 and thereafter annually, beginning January 2009, during the term of this Agreement to determine whether it should be maintained at its existing level or increased.  Executive’s annual Base Salary for any year after 2007 will not be lower than Executive’s Base Salary for the immediately preceding year.

(b)           Discretionary Performance Bonus.  First Busey will consider Executive for a bonus each year based on performance criteria established by the Board and/or Executive’s senior officers and any other factors deemed by the Board to be appropriate.  Bonuses will be awarded, if at all, in the sole discretion of the Board, and nothing in this Agreement will require the payment of a bonus in any given year.

(c)           Profit Sharing Benefit.  Executive will receive an annual profit sharing benefit based on the combined amount of Executive’s annual Base Salary and, if applicable, Executive’s performance bonus after Executive meets the eligibility requirements of the applicable profit sharing plan.  The Board will decide the exact amount of this benefit annually within that range.  First Busey will contribute this benefit for the account of Executive to First Busey’s tax-qualified retirement plans and/or any nontax-qualified deferred compensation programs that First Busey may elect to establish or maintain.  All such benefit payments will be determined and governed by the terms of the particular plan or program.  First Busey shall have no obligation to continue to maintain any particular benefit plan or arrangement and this benefit may be amended or terminated by First Busey at any time for any reason, provided such termination applies to all other similarly situated officers of First Busey.

(d)           Car Allowance.  First Busey will provide Executive with a monthly automobile allowance in the gross amount of eight hundred dollars ($800).  The automobile allowance will be subject to annual review by the Board starting in 2009, and may be terminated, decreased, maintained or increased as the Board deems appropriate.

(e)           Club Membership.  First Busey expects Executive to entertain clients and prospective clients of First Busey at the country club to which Executive belongs, and thus will reimburse Executive’s dues for Executive’s country club membership in an amount not to exceed five hundred dollars ($500) per month and six thousand dollars ($6,000) per year.  The reimbursement will be paid by First Busey only upon the actual payment of country club membership dues by Executive.  This allowance will be subject to annual review by the Board starting in 2009, and may be terminated, decreased, maintained or increased as the Board deems appropriate.

(f)            Reimbursement of Expenses.  First Busey will reimburse Executive for all travel, entertainment and other out-of-pocket expenses that Executive reasonably and necessarily incurs in the performance of Executive’s duties.  Executive will document these expenses to the extent necessary to comply with all applicable laws and internal policies.

(g)           Other Benefits.  Executive will be entitled to participate in all plans and benefits that are now or later made available by First Busey to its officers of equal or junior ranking generally.

(h)           Vacations.  Executive will accrue at least twenty-five (25) days of paid vacation annually, subject to First Busey’s general vacation policy.

(i)            Withholding.  Executive acknowledges that First Busey may withhold any applicable federal, state or local withholding or other taxes from payments that become due or allowances that are provided to Executive.

Section 4.              Termination.

(a)           Termination Without Cause.  Either First Busey or Executive may terminate this Agreement and Executive’s employment hereunder for any reason by delivering written notice of termination to the other party no less than ninety (90) days before the effective date of termination, which date will be specified in the notice of termination.  First Busey may provide for an earlier date of termination provided First Busey pays to Executive the Base Salary which would have been earned during such notice period.

(b)           Termination for Cause.  First Busey may terminate this Agreement and Executive’s employment hereunder for Cause by delivering written notice of termination to Executive no less than thirty (30) days before the effective date of termination.  First Busey may provide for an earlier date of termination provided First Busey pays to Executive the Base Salary which would have been earned during such notice period.  “Cause” for termination will exist if:  (i) Executive engages in one or more unsafe and unsound banking practices or material violations of a law or regulation applicable to First Busey or its subsidiaries, any repeated violations of a policy of First Busey after being warned in writing by the Board and/or a senior officer not to violate such policy, any single violation of a policy of First Busey if such violation materially and adversely affects the business or affairs of First Busey, or a direction or order of the Board and/or one of Executive’s senior officers; (ii) Executive engages in a breach of fiduciary duty or act of dishonesty involving the affairs of First Busey; (iii) Executive is removed or suspended from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act or any other applicable State or Federal law; (iv) Executive commits a material breach of Executive’s obligations under this Agreement; or (v) Executive fails to perform Executive’s duties to First Busey with the degree of skill, care or competence expected by the Board and/or Executive’s senior officers.

(c)           Constructive Discharge.  Within thirty (30) days of the occurrence of an event or condition that Executive believes would constitute a Constructive Discharge, Executive shall provide First Busey with written notice detailing the facts to support Executive’s claim of Constructive Discharge.  If the facts or conditions exist and are not cured or corrected by First Busey within thirty (30) days of Executive’s written notice, then this Agreement and Executive’s employment hereunder shall terminate on the thirtieth (30th) day following Executive’s written notice.  “Constructive Discharge” means the occurrence of any one or more of the following, without Executive’s prior consent:  (i) Executive is not reelected to or is removed from the position set forth herein (other than by promotion to a higher position); (ii) First Busey fails to vest Executive with or removes from Executive the duties, responsibilities, authority or resources that Executive reasonably needs to competently perform Executive’s duties in such position; (iii) First Busey notifies Executive that it is terminating this Agreement pursuant to Section 4(a); (iv) First Busey changes the primary location of Executive’s employment to a place that is more than fifty (50) miles from Executive’s primary employment location on the Effective Time; or (v) First Busey otherwise commits a material breach of its obligations under this Agreement, and in all cases, First Busey fails to correct within thirty (30) days after Executive gives First Busey written notice of the foregoing breach.

(d)           Termination upon Change of Control.  Following a Change of Control, this Agreement and Executive’s employment hereunder may be terminated in accordance with Section 4(a), (b), or (c) by delivering written notice of termination to the other party no less than thirty (30) days before the effective date of termination.

(i)            A “Change of Control” will be deemed to have occurred if:  (A) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of First Busey; or (B) the individuals who were members of the Board of Directors of First Busey on the Effective Time (the “Current Board Members”) cease for any reason (other than the reasons specified in Section 4(d)(ii) below) to constitute a majority of the Board of First Busey or its successor; however, if the election or the nomination for election of any new director of First Busey or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this Section 4(d)(i), be considered a Current Board Member; or (C) the consummation of (1) a merger or consolidation of First Busey and the stockholders of First Busey immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of First Busey immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of First Busey.

(ii)           Notwithstanding and in lieu of Section 4(d)(i), a Change of Control will not be deemed to have occurred:  (A) solely because more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of First Busey are acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of First Busey or its subsidiaries, or (2) any person pursuant to the will or trust of any existing stockholder of First Busey, or who is a member of the immediate family of such stockholder, or (3) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition; (B) if Executive agrees in writing that the transaction or event in question does not constitute a Change of Control for the purposes of this Agreement; or (C) with respect to the Merger.

(e)           Termination upon Disability.  First Busey will not terminate this Agreement and Executive’s employment hereunder if Executive becomes disabled within the meaning of First Busey’s then current employee disability program or, at First Busey’s election, as determined by a physician selected by First Busey, unless as a result of such disability, Executive is unable to perform Executive’s duties with the requisite level of skill and competence for a period of six (6) consecutive months.  Thereafter, First Busey may terminate this Agreement for Cause in accordance with Section 4(b)(v).

(f)            Termination upon Death.  This Agreement will terminate if Executive dies during the term of this Agreement, effective on the date of Executive’s death.  Any payments that are owing to Executive under this Agreement or otherwise at the time of Executive’s death will be made to whomever Executive may designate in writing as Executive’s beneficiary, or absent such a designation, to the executor or administrator of Executive’s estate.  Termination of this Agreement under this Section 4(f) shall be deemed to be a termination in accordance with Section 4(b)(v).

(g)           Severance Benefits.  First Busey will pay severance benefits to Executive as follows:

(i)            If this Agreement and Executive’s employment hereunder are terminated by First Busey without Cause pursuant to Section 4(a), or by reason of Executive’s Constructive Discharge pursuant to Section 4(c), First Busey will pay Executive an amount equal to the sum of (A) Executive’s then applicable annual Base Salary, plus (B) the amount of the most recent performance bonus that First Busey paid to Executive pursuant to Section 3(b), plus (C) the amount contributed by First Busey on behalf of Executive to First Busey’s tax-qualified retirement plans (other than Internal Revenue Code Section 401(k) contributions) for the calendar year immediately preceding Executive’s termination of employment (collectively, the “Severance Payment”).  First Busey will also reimburse Executive for up to twelve (12) months for continuing coverage under First Busey’s health insurance pursuant to the health care continuation rules of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive remains eligible for such COBRA continuation for such period following the effective date of termination, provided further that to the extent Executive paid a portion of the premium for such benefit while employed Executive shall continue to pay such portion during the period of continuation hereunder and any period of continuation hereunder shall be credited against the continuation rights under COBRA and Executive will be required to complete all COBRA election and other forms.

(ii)           If within one (1) year after a Change of Control occurs, this Agreement and Executive’s employment hereunder are terminated by Executive pursuant to Section 4(a), (c) or (d), or this Agreement and Executive’s employment hereunder are terminated by First Busey or its successor pursuant to Section 4(a) or (b) either within the eighteen (18) month period immediately preceding a Change of Control or at any time after a Change of Control occurs, then First Busey or its successor will pay Executive an amount equal to the greater of seven hundred fifty thousand dollars ($750,000) or three (3) times the Severance Payment.  In this event, First Busey or its successor will also reimburse Executive for thirty-six (36) months for continuing coverage under First Busey’s health insurance pursuant to COBRA, provided that Executive remains eligible for such COBRA continuation for such period following the effective date of termination, provided further that to the extent Executive paid a portion of the premium for such benefit while employed Executive shall continue to pay such portion during the period of continuation hereunder and any period of continuation hereunder shall be credited against the continuation rights under COBRA and Executive will be required to complete all COBRA election and other forms.

(iii)         All payments that become due to Executive under this Section 4(g) will be made in substantially equal installments in accordance with First Busey’s regular payroll practices over the one (1) year period (provided that if payment is being made pursuant to Section 4(g)(ii), payment shall be made over three (3) years) commencing on the first regular pay date immediately succeeding, and administratively practicable, the expiration of the seven (7) day revocation period set forth in the general release required by Section 4(j).  First Busey will be obligated to make all payments that become due to Executive under this Section 4(g) whether or not Executive obtains other employment following termination or takes steps to mitigate any damages that Executive claims to have sustained as a result of termination.  The payments and other benefits provided for in this Section 4(g) are intended to supplement any compensation or other benefits that have accrued or vested with respect to Executive or for Executive’s account as of the effective date of termination.

(iv)          First Busey and Executive intend that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an “Excess Parachute Payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors.  It is agreed that the present value of any payments to or for the benefit of Executive in the nature of compensation, as determined by the legal counsel or certified public accountants for First Busey in accordance with Section 280G(d)(4) of the Code, receipt of which is contingent on the Change of Control of First Busey, and to which Section 280G of the Code applies (in the aggregate “Total Payments”), shall be reduced, as necessary, such that the payment will not exceed an amount equal to one dollar ($1.00) less than the maximum amount which First Busey may pay without loss of deduction under Section 280G(a) of the Code.

(v)            First Busey may elect to defer any payments that may become due to Executive under this Section 4(g) if, at the time the payments become due, First Busey is not in compliance with any regulatory-mandated minimum capital requirements or if making the payments would cause First Busey’s capital to fall below such minimum capital requirements.  In this event, First Busey will resume making the payments as soon as it can do so without violating such minimum capital requirements.

(h)           Payment Equalization.  If First Busey is paying, or in the case of a lump sum, has paid, Executive a Severance Benefit under Section 4(g), then Executive agrees to not seek or apply for unemployment compensation under the Illinois Unemployment Act 820 ILCS 405/100 et seq. or any other state or federal unemployment compensation law at any time prior to a date following the final payment made hereunder or with respect to the period during which such payments were or were to be made until the final payment is made.

(i)            Specified Employee.  If at the time of any payment hereunder: (a) Executive is considered to be a “specified employee” as that term is or may be, defined under Code Section 409A(a)(2)(B); and (b) such payment is required to be treated as deferred compensation under Section 409A of the Code, then, to the extent required by Section 409A of the Code, payments may be delayed to the date which is six (6) months after the date of separation from service.

(j)            Release.  As a condition to First Busey’s obligation to pay any Severance Benefit under Section 4(g), Executive agrees that Executive will execute a general release of First Busey and its affiliates, substantially in the form attached hereto as Exhibit A.

Section 5.              Confidentiality.  Executive acknowledges that the nature of Executive’s employment will require that Executive produce and have access to records, data, trade secrets and information that are not available to the public regarding First Busey and its subsidiaries and affiliates (“Confidential Information”).  Executive will hold in confidence and not directly or indirectly disclose any Confidential Information to third parties unless disclosure becomes reasonably necessary in connection with Executive’s performance of Executive’s duties hereunder, or the Confidential Information lawfully becomes available to the public from other sources, or Executive is authorized in writing by First Busey to disclose it, or Executive is required to make disclosure by a law or pursuant to the authority of any administrative agency or judicial body.  All Confidential Information and all other records, files, documents and other materials or copies thereof relating to the business of First Busey or any of its subsidiaries or affiliates that Executive prepares or uses will always be the sole property of First Busey.  Executive will promptly return all originals and copies of such Confidential Information and other records, files, documents and other materials to First Busey if Executive’s employment with First Busey is terminated for any reason.

Section 6.              Non-Competition Covenant.

(a)           Restrictive Covenant.  Executive agrees that, for a period of one (1) year after the termination of this Agreement, Executive will not, without First Busey’s prior written consent, directly or indirectly Compete with First Busey.  For the purposes of Section 6(a):

(i)            “Compete” means directly or indirectly owning, managing, operating or controlling a Competitor; or within the Restricted Area, directly or indirectly serving as an employee, officer or director of or a consultant to a Competitor, or soliciting or inducing any officer or employee that reported directly to Executive or agent of First Busey to terminate employment with First Busey or any of its subsidiaries and become employed by a Competitor, or by soliciting or inducing any customer, wherever located, of First Busey or its subsidiary banks with whom Executive had contact during Executive’s employment to modify or terminate its relationship with First Busey or its subsidiary banks.

(ii)           “Competitor” means any person, firm, partnership, corporation, trust or other entity that owns, controls or is a bank, savings and loan association, credit union or similar financial institution or financial planning, brokerage or investment firm (collectively, a “Financial Institution”) that is physically located and conducts lending, deposit or wealth management activities within the fifty (50) mile radii of the primary First Busey office from which or for which Executive provided services (the “Restricted Area”).

(b)           Successors.  In the event that a successor to First Busey succeeds to or assumes First Busey’s rights and obligations under this Agreement, Section 6(a) will apply only to the primary service areas of First Busey as they existed immediately before the succession or assumption occurred and will not apply to any of the successor’s other offices.

(c)           Investment Exception.  Section 6(a) will not prohibit Executive from directly or indirectly owning or acquiring any capital stock or similar securities that are listed on a securities exchange or quoted on the NASDAQ and do not represent more than five percent (5%) of the outstanding capital stock of any Financial Institution.

(d)           Injunctive Relief.  Executive agrees that a violation of this Section 6 would result in direct, immediate and irreparable harm to First Busey, and in such event, agrees that First Busey, in addition to its other right and remedies, would be entitled to injunctive relief enforcing the terms and provisions of this Section 6.  This Section 6(d) is not subject to the provisions of Section 7(c) below.

Section 7.              Indemnity; Other Protections.

(a)           Indemnification.  First Busey will indemnify Executive (and, upon Executive’s death, Executive’s heirs, executors and administrators) to the fullest extent permitted by law against all expenses, including reasonable attorneys’ fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, “Expenses”) reasonably incurred by Executive in connection with or arising out of any pending, threatened or completed action, suit or proceeding in which Executive may become involved by reason of Executive’s having been an officer or director of First Busey.  The indemnification rights provided for herein are not exclusive and will supplement any rights to indemnification that Executive may have under any applicable bylaw or charter provision of First Busey, or any resolution of First Busey, or any applicable statute.

(b)           Advancement of Expenses.  In the event that Executive becomes a party, or is threatened to be made a party, to any pending, threatened or completed action, suit or proceeding for which First Busey is permitted or required to indemnify Executive under this Agreement, any applicable bylaw or charter provision of First Busey, any resolution of First Busey, or any applicable statute, First Busey will, to the fullest extent permitted by law, advance all Expenses incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by First Busey of a written undertaking from Executive to reimburse First Busey for all Expenses actually paid by First Busey to or on behalf of Executive in the event it shall be ultimately determined that First Busey cannot lawfully indemnify Executive for such Expenses, and to assign to First Busey all rights of Executive to indemnification under any policy of directors’ and officers’ liability insurance to the extent of the amount of Expenses actually paid by First Busey to or on behalf of Executive.

(c)           Litigation.  Unless precluded by an actual or potential conflict of interest, First Busey will have the right to recommend counsel to Executive to represent Executive in connection with any claim covered by this Section 7.  Further, Executive’s choice of counsel, Executive’s decision to contest or settle any such claim, and the terms and amount of the settlement of any such claim will be subject to First Busey’s prior written approval, which approval shall not be unreasonably withheld by First Busey.

Section 8.              General Provisions.

(a)           Successors; Assignment.  This Agreement will be binding upon and inure to the benefit of Executive, First Busey and their respective personal representatives, successors and assigns.  For the purposes of this Agreement, any successor or assign of First Busey shall be deemed to be “First Busey.”  First Busey will require any successor or assign of First Busey or any direct or indirect purchaser or acquiror of all or substantially all of the business, assets or liabilities of First Busey, whether by transfer, purchase, merger, consolidation, stock acquisition or otherwise, to assume and agree in writing to perform this Agreement and First Busey’s obligations hereunder in the same manner and to the same extent as First Busey would have been required to perform them if no such transaction had occurred.

(b)           Entire Agreement; Survival.  This Agreement constitutes the entire agreement between Executive and First Busey concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, specifically including the Prior Employment Agreement.  The provisions of this Agreement will be regarded as divisible and separate; if any provision is ever declared invalid or unenforceable, the validity and enforceability of the remaining provisions will not be affected.  In the event any provision of this Agreement (including, but not limited to, any provision of the covenant not to compete set forth in Section 6) is held to be overbroad as written, such provision shall be deemed to be amended to narrow the application of such provision to the extent necessary to make such provision enforceable according to applicable law.  This Agreement may not be amended or modified except by a writing signed by Executive and First Busey.  The parties acknowledge and agree that the obligations under Section 5 (Confidentiality), Section 6 (Non-Competition Covenant) and Section 7 (Indemnity; Other Protections) shall survive the termination of this Agreement. The subject matter and language of this Agreement has been the subject of negotiations between the parties and/or their respective counsel, and this Agreement has been jointly prepared by their respective counsel.  Accordingly, this Agreement shall not be construed against either party on the basis that this Agreement was drafted by such party or its counsel.

(c)           Governing Law and Enforcement.  This Agreement will be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the law regarding conflicts of law.

(d)           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted at a location selected by First Busey within fifty (50) miles from Champaign-Urbana, Illinois, in accordance with the rules of the American Arbitration Association.

(e)           Prevailing Party Legal Fees.  Should either party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

(f)            Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(g)           Notices.  Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to First Busey, addressed to the principal headquarters of First Busey, attention: President and Chief Executive Officer; or, if to Executive, to the address set forth below Executive’s signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST BUSEY CORPORATION

By:	/s/ Douglas C. Mills	/s/ Lee O’Neill
	Douglas C. Mills	Lee O’Neill
Chairman of the Board, President and
Chief Executive Officer
Address

EXHIBIT A

AGREEMENT AND RELEASE

This Agreement and Release (this “Agreement”) is made and entered into as of this _______ day of ___________, ______, by and between _______________________ (hereinafter referred to as “Executive”) and _______________________, (hereinafter referred to as the “First Busey”).  In consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

Section 1.              Separation.  The parties agree that Executive’s employment with the First Busey shall end effective _________________________.

Section 2.              Payment and Benefits.  In consideration of the promises made in this Agreement, the First Busey has agreed to pay Executive the compensation and benefits as provided in the Employment Agreement entered into between Executive and the First Busey on ______________________.  Executive expressly agrees, understands and acknowledges that the pay provided under this Section 2 constitutes an amount in excess of that which Executive would be entitled without entering into this Agreement.  Executive acknowledges that the above pay is being provided by the First Busey as consideration for Executive entering into this Agreement, including the release of claims and waiver of rights provided in Section 3.

Section 3.              Release of Claims and Waiver of Rights.  Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors and assigns, fully releases and discharges the First Busey, its predecessors, successors, subsidiaries, affiliates and assigns, and its and their directors, officers, trustees, employees, and agents whether in their individual or official capacities and the current and former trustees or administrators of any retirement or other benefit plan applicable to the employees or former employees of the First Busey, in their official and individual capacities from any and all liability, claims and demands, including but not limited to, claims, demands or actions arising under the First Busey’s policies and procedures, whether formal or informal, United States or State of Illinois Constitutions; the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Illinois Human Rights Act; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act; Executive Order 11246; and any other federal, state or local statute, ordinance or regulation with respect to employment, and in addition thereto, from any other claims, demands or actions with respect to Executive’s employment with the First Busey or other association with the First Busey through the date of this Agreement, including, but not limited to, the termination of Executive’s employment with the First Busey, any right of payment for disability or any other statutory or contractual right of payment or any claim for relief on the basis of any alleged tort or breach of contract under the common law of the State of Illinois or any other state, including, but not limited to, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.  Executive represents that Executive has not assigned or filed any claim, demand, action or charge against the First Busey.

Section 4.              Mutual Non-Disparagement.  The First Busey and Executive agree that, at all times following the signing of this Agreement, they shall not engage in any vilification of the other, and shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including, but not limited to, management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees.  Executive acknowledges that the only persons whose statements may be attributed to the First Busey for purposes of this Agreement not to make disparaging statements shall be each member of the Board of Directors of the First Busey and each of Executive’s senior officers.  The parties further agree to do nothing that would damage the other’s business reputation or good will.

Section 5.              Representations by Executive.  Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the First Busey or its attorney.  Moreover, Executive hereby acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the release of all claims and waiver of rights set forth in Section 3.  Executive acknowledges that Executive has been offered at least [twenty-one (21)] days to consider this Agreement.  After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement.  [Executive further acknowledges that Executive may revoke this Agreement within seven (7) days after Executive has signed this Agreement and further understands that this Agreement shall not become effective or enforceable until seven (7) days after Executive has signed this Agreement as evidenced by the date set forth below Executive’s signature (the “Effective Date”).  Any revocation must be in writing and directed to the First Busey, _____________________________, __________, Illinois ______, Attention:  ___________________.  If sent by mail, any revocation must be postmarked within the seven (7)-day period and sent by certified mail, return receipt requested.]  In addition, Executive represents that Executive has returned all property of the First Busey that is in Executive’s possession, custody or control, including all documents, records and tangible property that are not publicly available and reflect, refer or relate to the First Busey or the First Busey’s business affairs, operations or customers, and all copies of the foregoing.

Section 6.              No Admissions.  The First Busey denies that it or any of its employees or agents have taken any improper action against Executive, and Executive agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action by the First Busey or any of their employees or agents.

Section 7.              Confidentiality.  Executive and the First Busey agree to keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members or their legal or tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

Section 8.              Non-Waiver.  The First Busey’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

IN WITNESS WHEREOF, the undersigned have set their hands the day and year set forth below their respective signatures.

[ ]

By:
Title:	President and Chief Executive Officer	[Executive]

Date:		Date: